Exhibit 10.18

December 31, 2014

Mr. Robert J. Khoury

c/o B/E Aerospace, Inc.

1400 Corporate Way

Wellington, FL 33414

Consulting Agreement

Dear Mr. Khoury:

This letter agreement (the "Agreement") confirms the agreement between B/E Aerospace, Inc. (the "Company") and you to engage in a consulting arrangement and sets forth the agreement between the Company and you regarding the terms of such consulting arrangement.

1. Term. The term of your services pursuant to this Agreement shall commence on January 1, 2015 (the "Effective Date") and terminate on December 31, 2016 (the "Consulting Period").

2. Consulting Services.

(a) Services. Your services hereunder during the Consulting Period shall consist of providing sales and marketing advice and consultation to the Company, assistance in developing and implementing key customer strategies, assistance in maintaining key customer relationships through periodic customer visits and providing periodic advice and consultation regarding Company operational matters including lean manufacturing and related continuous improvement programs and such other services mutually agreed to by you and the Company (the "Consulting Services"). At all times the Consulting Services shall be non-exclusive and you shall only be required to devote so much time as is reasonably necessary to discharge the Consulting Services.

(b) Service Standards. You shall perform the Consulting Services in a commercially reasonable manner. In no event shall you have any liability to the Company arising out of or related to your performance of the Consulting Services except to the extent it arises directly by reason of your negligence or willful misconduct in performing such Consulting Services.

(c) Expenses. During the Consulting Period the Company shall:

(i) provide you with an office at its Longwood, Florida facility or such other location otherwise reasonably specified by you at a cost not to exceed the cost for the Longwood office location;

(ii) provide you with a full time assistant;

(iii) provide you with travel in accordance with the Company's policy regarding Authorization and Limitation on Officer Travel as in effect on the Effective Date; and

(iv) pay or reimburse you for reasonable out-of-pocket expenses incurred in connection with your performance of the Consulting Services in accordance with past practices; provided,  however, that (x) in no event shall reimbursement occur later than the last day of the calendar year following the calendar year in which the related expense was incurred and (y) no amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

3. Nature of the Relationship.

(a) Independent Contractor. You acknowledge that the Consulting Services shall be performed in the capacity of an "independent contractor," that you are solely responsible for determining your actions or inactions in carrying out and performing the Consulting Services, and that nothing in this Agreement shall be construed to create an employment relationship between you and the Company. You agree that, with respect to the Consulting Services provided hereunder, you are not an employee of the Company for any purpose, including, without limitation: (i) for federal, state or local tax, employment, withholding or reporting purposes; or (ii) for eligibility or entitlement to any benefit under any of the Company's employee benefit plans (including, without limitation, those plans that are subject to the Employee Retirement Income Security Act of 1974, as amended), incentive, compensation or other employee programs or policies.

(b) Code of Conduct. During the Consulting Period, you shall comply with the Company's Code of Conduct and its Delegations of Authority, each as in effect from time to time (as if you were a non-management employee with respect to the Delegations of Authority Policy).

(c) Payment of Taxes. You shall be responsible for and shall maintain adequate records of expenses that you incur in the course of performing the Consulting Services hereunder and shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to your performance of the Consulting Services. Neither federal, state, nor local income tax of any kind shall be withheld or paid by the Company with respect to any amount paid to you pursuant to this Agreement. You agree that you are responsible for withholding and paying all employment taxes and income withholding taxes as required, with respect to you.

(d) Indemnification. To the fullest extent permitted under applicable laws, rules and regulations and the Company's applicable corporate governance documents, the Company agrees to defend, indemnify and hold you harmless from any loss, liability, cost and expense (including, but not limited to, reasonable attorney's fees) incurred by you as a result of you being made a party to any action or proceedings by reason of your provision of the Consulting Services, however, there shall be no indemnity for any loss or liability that is finally determined by a court of competent jurisdiction to have been caused by your gross negligence or willful misconduct.

4. Consulting Fees. During the Consulting Period, you shall receive a consulting fee of $300,000 per calendar year (the "Fees"), payable in monthly installments in arrears on the last day of the month (pro-rated for partial months).

5. Amendment, Modification or Termination of Agreement. This Agreement cannot be amended, modified or terminated without the prior written consent of both parties hereto.

6.  Proprietary Rights and Non-Competition.

(a) Proprietary Rights Agreement. Effective as of the Effective Date, you and the Company have entered into a Proprietary Rights Agreement which is attached hereto as Exhibit A (the "Proprietary Rights Agreement"). The non-solicitation and non-competition provisions in this Agreement and in the Proprietary Rights Agreement shall be deemed separate and distinct provisions and each applicable time period shall run concurrently in accordance with its terms for the benefit of the Company.

(b) Competitive Services. During the Consulting Period and for a period of two (2) years thereafter (collectively, the "Restricted Period"), you will not, directly or indirectly:

(i) Compete in the United States or on the internet with respect to any "Competing Product or Service," which is defined to mean those products or services offered and/or under development by the Company or any of its subsidiaries or affiliates during the Consulting Period of which you have knowledge, or any product or service competitive with or intended to compete with such products or services, or any product or service which you acquired knowledge of as a result of your provision of services to the Company; or

(ii) own, invest in, make loans to, operate, manage, control, participate in, consult with, or advise, any entity or person that provides a Competing Product or Service with the Company in the United States or on the internet;

provided, however, that this Section 6(b) shall not (x) prevent you from having passive investments of less than five percent (5%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system or (y) preclude you from serving as a director of any other corporation.

(c) Non-Solicitation. As a separate and independent covenant, you agree that during the Restricted Period, you will not, directly or indirectly:

(i) contact, solicit, perform services for, or accept work or business (in any capacity other than as a consultant to the Company) from any clients or customers of the Company, its subsidiaries or affiliates, with whom you have worked or had contact during any period in which you provided consulting services to the Company, or of whom you had knowledge of due to your provision of services or access to the Company's confidential information and/or trade secrets;

(ii) contact, solicit or accept contact from any clients, subcontractors, consultants, vendors, suppliers or independent contractors of the Company, its subsidiaries or affiliates, for the purpose of interfering with, causing, inviting or encouraging any such persons or entities from altering or terminating their business relationship or association with the Company, its subsidiaries or affiliates. This applies to any clients, subcontractors, consultants, vendors, suppliers or independent contractors with whom you have worked or had contact during the period in which you provided services to the Company or of whom you had knowledge due to your provision of services or access to the Company's confidential information and/or trade secrets; or

(iii) contact, solicit or accept contact from any employee of the Company, its subsidiaries or affiliates for the purpose of interfering with their employment with the Company, its subsidiaries or affiliates, or inviting or encouraging them to terminate their employment with the Company, its subsidiaries or affiliates or which has the effect of altering or terminating their employment with the Company, its subsidiaries or affiliates.

(d) Breach. If you breach any covenant contained in Sections 6(b) or 6(c), you agree and acknowledge that the Restricted Period shall be extended during the time of such breach. You further agree and acknowledge that, in the event of your breach of any covenants contained in this Section , the Restrictive Period may be extended for up to three (3) years, which shall commence upon either (x) a determination by the Company that you have stopped breaching such covenants or (y) the date of a court's or arbitrator's final determination that you have breached a covenant contained in Sections 6(b) or 6(c).

(e) Corporate Opportunities. You agree that you will first present to the Board of Directors of the Company (the "Board"), for its acceptance or rejection on behalf of the Company, any opportunity to create or invest in any company which is or will be involved in equipping or furnishing airplane cabin interiors, which comes to your attention during the Consulting Period and in which you, or any of your affiliates, might desire to participate. If the Board rejects the same or fails to act thereon in a reasonable time, you shall be free to invest in, participate in or present such opportunity to any other person or entity.

(f) Remedies. Without intending to limit the remedies available to the Company, including, but not limited to, those set forth in this Section 6, you agree that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by the covenants contained in this Section 6 or such other relief as may be required specifically to enforce any of the covenants contained in this Section 6. Such injunctive relief in any court shall be available to the Company in lieu of, prior to or pending determination in, any arbitration proceeding.

7.  Miscellaneous.

(a) Section 409A.

(i) It is intended that the terms and conditions of this Agreement comply with Section 409A of the US Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the "Code"). If any provision of this Agreement contravenes any regulations or United States Department of the Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A of the Code, the Company may, in its sole discretion and without your consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. This Section 7(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(ii) (w) In the event that any amount or benefit paid, distributed or otherwise provided to you by the Company pursuant to this Agreement determined without regard to any additional payment required under this Section 7(a) (the "Covered Payments"), would be subject to the additional taxes, interest and penalties imposed by Section 409A of the Code (such additional taxes, interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount that shall fund the payment by you of any Excise Tax on the Covered Payments, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. For this purpose, all income taxes will be assumed to apply to you at the highest marginal rate.

(x) A nationally recognized firm of independent accountants, selected by the Company shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Such accounting firm shall apply the provisions of this Section 7(a) in a reasonable manner and in good faith in accordance with then prevailing practices in the interpretation and application of Section 409A. For purposes of applying the provisions of this Section 7(a), the Company shall be entitled to rely on the written advice of legal counsel or such accounting firm as to whether one or more Covered Payments is subject to the provisions of Section 409A.

(y) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within thirty (30) calendar days after the date that such accounting firm has been engaged to make such determinations or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Covered Payment, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Covered Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon you and the Company.

(z) The Gross-Up Payment shall be paid within thirty (30) days after such amount is determined by the Company in accordance with the provisions of this Section 7(a), but in no event later than the last day of the calendar year following the calendar year in which you remit the Excise Tax.

(b) Entire Agreement. This Agreement and the Proprietary Rights Agreement represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between you and the Company.

(c) Governing Law. This Agreement will be governed by and construed in accordance with the laws of Florida, without giving effect to the conflicts of laws principles thereof.

(d) Enforceability;  Waiver. If any arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed, blue-penciled or reformed by the court or arbitrator in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed in such provision. Your or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that you or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

(e) Headings. The descriptive headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same agreement.

(g) Signatures. Each party's signature on the lines below constitutes his or its agreement with each provision contained in this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and you have hereunto set your hand, as of the day and year first above written.

B/E AEROSPACE, INC.

By:	/s/ Werner Lieberherr
Name:	Werner Lieberherr
Title:	President &
Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Robert J. Khoury

Robert J. Khoury

Exhibit A

Proprietary Rights Agreement

2013 Proprietary Rights Agreement

This Proprietary Rights Agreement (“Agreement”) is intended to set forth in writing my responsibility to B/E Aerospace, Inc. and/or any of its subsidiaries or affiliated businesses (collectively the “Company”) during my employment, consultancy, and/or tenure as an independent contractor with the Company and thereafter. I recognize that the Company is engaged in a continuous program of research, development and production respecting its business, present and future. As part of my employment, consultancy, and/or tenure as an independent contractor with the Company, I have certain obligations relating to business, confidential and/or proprietary information of the Company, as well as to inventions which I may develop during my employment, consultancy, and/or tenure as an independent contractor with the Company.

I acknowledge and agree that:

1.

Agreement, Effective Date.  This Agreement shall be effective on, the first day of my employment, consultancy, and/or tenure as an independent contractor with the Company and shall continue in effect throughout my employment, consultancy, and/or tenure as an independent contractor (the “Agreement Period”). As an inducement to and in consideration of my acceptance and/or continuation of employment, consultancy, and/or tenure as an independent contractor with the Company, and the Company’s compensating me for services and extending to me certain other benefits of a compensatory nature, but without any obligation on the Company’s part to continue such employment, compensation or benefits for any specified period whatsoever, I agree to protect, safeguard and maintain the integrity and confidentiality of the Company’s valuable assets and legitimate business interests in accordance with the terms and conditions set forth in this Agreement.

2.

Confidentiality. I will maintain in confidence and will not disclose or use, either during or after the Agreement Period, any “Proprietary Information”, whether or not in written form, except to the extent required to perform my duties on behalf of the Company. Proprietary Information means all of the following materials and information that I use, receive, have access to, conceive or develop or have used, received, conceived or developed, in whole or in part, in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company:

(i) Written materials of the Company;

(ii)The names and information relating to customers and prospective customers of the Company and/or persons, firms, corporations or other entities with whom the Company has provided goods or services at any time, including contact persons, addresses and phone numbers, their characteristics and preferences and types of services provided to or received from those customers and prospective customers;

(iii) The terms of various agreements between the Company and any third parties, including without limitation, the terms of customer agreements, vendor or supplier agreements, lease agreements, advertising agreements, fee arrangements, terms of dealing and the like;

(iv) Any data or database, trading algorithms or processes, or other information compiled by the Company, including, but not limited to, customer lists, customer information, information concerning the Company, or any business in which the Company is engaged or contemplates becoming engaged, any company with which the Company engages in business, any customer, prospective customer or other person, firm or corporation to whom or which the Company has provided goods or services or to whom or which any employee of the Company has provided goods or services on behalf of the Company, or any compilation, analysis, evaluation or report concerning or deriving from any data or database, or any other information;

(v)All policies, procedures, strategies and techniques regarding the services performed by the Company or regarding the training, marketing and sales of the Company, either oral or written. The Company’s internal corporate policies and practices related to its services, price lists, fee arrangements and terms of dealings with customers or potential customers or vendors. Information relating to formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans;

(vi)Any other information, data, know-how or knowledge of a confidential or proprietary nature observed, used, received, conceived or developed by me in connection with my employment, consultancy, and/or tenure as an independent contractor by the Company, including and not limited to the Company’s methodologies, price strategies, price lists, costs and quantities sold, financial and sales information, including, but not limited to, the Company’s financial condition, business interests, initiatives, objectives, plans or strategies; internal information regarding personnel identity, skills, compensation, organizational charts, budgets or costs of individual departments, and the compensation paid to those working for or who provide services to the Company; and performance of investments, funds or portfolio companies, including any “track record” or other financial performance information or results;

(vii)All other non-public information regarding the amount and nature of the capital and assets owned or controlled by, or net worth of, the Company and/or any of the Company’s shareholders, members, partners, employees or investors; the investments made, directly or indirectly, by the Company (including, but not limited to, any partnerships, corporations or other entities in which the Company may invest and the assets which any of those entities acquires); the expected or actual rates of return or holding periods of any investment by the Company; the respective interest in any investment of any of its shareholders, members, partners or investors or the manner in which those interests are held; the identities of the other persons or entities who participate in any investment made by the Company; and financial statements, projections, budgets and market information;

(viii)All discoveries, software (including, without limitation, both source code and object code), models, drawings, photographs, specifications, trademarks, formulas, patterns, devices, compilations and all other proprietary know-how and technology, whether or not patentable or copyrightable, and all copies and tangible embodiments of any of the foregoing, and that have been or will be created for the Company by me, whether alone or with others;

(ix)The Company’s inventions, products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to my employment, consultancy, and/or tenure as an independent contractor and any other information which is identified as confidential by the Company; and

(x) “Trade Secrets”, which shall include, but not be limited to, information regarding formulas, processes or methods that: (a) derive independent economic value, actual or potential, from not being generally known to or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of reasonable efforts by the Company to maintain its secrecy. “Trade Secrets” shall also include all other information or data that qualifies as a trade secret under applicable law.

3.	Inventions.

3.1 Definition of Inventions used in this Agreement: the term “Invention” means any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how. Inventions include, but are not limited to, all designs, discoveries, formulas, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements and ideas.

3.2 Disclosure and Assignment of Inventions.

(i)I will promptly disclose and describe to the Company all Inventions which I may solely or jointly conceive, develop, or reduce to practice during the Agreement Period (i) which relate, at the time of conception, development or reduction to practice of the Invention, to the Company’s business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or Trade Secrets, or (iii) which resulted from any work I performed for the Company (the “Company Inventions”). I assign all my right, title and interest worldwide in the Company Inventions and in all intellectual property rights based upon the Company Inventions. However, I do not assign or agree to assign any Inventions relating in any way to the Company business or demonstrably anticipated research and development which were made by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company, which Inventions, if any, are identified on Exhibit “A” to this Agreement. Exhibit “A” contains no confidential information. I have no rights in any Inventions other than the inventions specified in Exhibit “A”. If no such list is attached, I have no such Inventions or I grant an irrevocable, nonexclusive, royalty-free, worldwide license to the Company to make, use and sell Inventions developed by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company.

(ii)I recognize that Inventions relating to my activities while working for the Company and conceived or made by me, along or with others, within one (1) year after termination of the Agreement Period may have been conceived in significant part while I was retained by the Company. Accordingly, I agree that such Inventions shall be presumed to have been conceived during my employment, consultancy, and/or tenure as an independent contractor with the Company and assign such Inventions to the Company as a Company Invention unless and until I have established the contrary. I agree to disclose promptly in writing to the Company all Inventions made or conceived by me for one (1) year after the Agreement Period, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. Any such information will be received in confidence by the Company.

3.3 Nonassignable Inventions.  This Agreement does not apply to an invention which qualifies fully as a nonassignable invention under the laws of the state of Florida.

4.	Use and Return of Proprietary Information and Trade Secrets:

(i)I agree that under no circumstance and at no time shall any of the Proprietary Information and Trade Secrets be taken from the Company’s premises and that under no circumstances and at no time shall any of the Proprietary Information and Trade Secrets be duplicated, in whole or in part, without the express written permission of the Company, which permission may be granted or denied in the Company’s sole and absolute discretion;

(ii) I agree that, upon termination of my employment (if applicable) and/or tenure as an independent contractor with the Company for any reason (regardless of whether or not the Company retains me as a consultant) or at any other time upon the Company’s request, I shall return to Company, without retaining any copies, all Proprietary Information and Trade Secrets, as well as all other Company’s documents and other materials, which are in my possession regardless of the form in which any such materials are kept;

(iii)I covenant and agree that all right, title and interest in any Proprietary Information and Trade Secrets shall be and shall remain the exclusive property of the Company and shall be and hereby are vested and assigned by me to the Company. I agree to promptly disclose to the Company all Proprietary Information and Trade Secrets developed in whole or in part by me within the scope of this Agreement. In relation to my employment, consultancy, and/or tenure as an independent contractor or the performance of this Agreement, I have created or may create certain work product for the Company that may be copyrighted or copyrightable under the laws of the United States. To the extent that any such work product is created, I will be considered to have created a Work Made for Hire as defined in 17 U.S.C. § 101, and the Company shall have the sole right to the copyright. In the event that any such work product created by me does not qualify as a Work Made for Hire, I hereby assign the copyright and all rights, throughout the world, in and to the work product to the Company, as provided for in paragraph (v) below. I agree to turn over to the Company all physical manifestations of the Proprietary Information and Trade Secrets in my possession or under my control at the request of the Company;

(iv)I acknowledge that all documents, in hard copy or electronic form, received, created or used by me in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company are and will remain the property of the Company. I agree to return all such documents (including all copies) promptly upon the termination of my employment, consultancy, and/or tenure as an independent contractor, certify that no other documents remain, and agree that, during or after my employment, consultancy, and/or tenure as an independent contractor, I will not, under any circumstances, without the written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests;

(v) I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the work product (including Proprietary Information and/or Trade Secrets) and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such work product and any rights relating thereto, and testifying in a suit or other proceeding relating to such work product and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. In connection with my execution of this Agreement, I hereby irrevocably grant to the Company an irrevocable power of attorney designating and appointing the Company’s duly authorized officer as my agent and attorney in fact, should I become unable because of my mental or physical incapacity or for any other reason, to sign any documents with respect to any work product including, without limitation, permitting the Company to apply for or pursue any application for any United States or foreign patents or copyright registrations covering such work product. In connection with such power of attorney, I permit the agent to act for and on my behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such work product with the same legal force and effect as if executed or done by me.

5.

Competitive Employment.  During the Agreement Period, including any extensions thereof (as applicable), I agree that I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association or other entity that is engaged in any manner in the business of the Company.

I further agree that during the same period I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any business entity that is not engaged in the business of the Company in any market in which the Company conducts business or provides services where such other business entity could utilize or gain a business or economic advantage through the use of Confidential Information, Trade Secrets, my training by the Company, my relationship with the Company’s customers, suppliers, vendors, clients or investors or prospective customers, suppliers, vendors, clients or investors or the Company’s goodwill.

I may make passive investments in publicly traded entities not to exceed 3% of the outstanding voting securities of such public entity, provided, however, that such investment do not prevent me from abiding by this Agreement, including this Paragraph 5.

6.	Non-solicitation. During the Agreement Period and for a period of two (2) years thereafter, I will not solicit or encourage, or 9 cause others to solicit or encourage, any employees, suppliers, vendors, or consultants of/to the Company to terminate their employment or other relationship, as applicable, with the Company.

7.

Acts to Secure Proprietary Rights.  I agree to perform, during and after the Agreement Period, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

8.

No Conflicting Obligations.  My performance of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company. I will not disclose, induce, or permit the Company to, either directly or indirectly, use, any confidential or proprietary information or material belonging to any previous employer or other person or entity. I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

9.

Survival. Notwithstanding the termination of the Agreement Period, this Agreement shall survive such termination and continue in accordance with its terms and conditions. Unless provided otherwise in a written contract with the Company, this Agreement does not in any way restrict my right or the right of the Company to terminate my employment, consultancy, and/or tenure as an independent contractor at any time, for any reason or for no reason.

10.

Specific Performance.  A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

11.	Waiver. The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

12.

Severability.  If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

13.	Governing Law. This Agreement will be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the state of Florida.

14.

Entire Agreement.  Except for the Employment Agreement between you and the Company, this Agreement and the Exhibits to this Agreement constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, except for prior proprietary rights agreements which shall for the period prior to the effective date of this agreement be deemed to be in addition to, and not in lieu of, this Agreement for such prior period. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

15.

Assignment.  This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

EMPLOYEE

Date:
(Name)

(Printed Name)

Date:	B/E AEROSPACE, INC.

By: ___________________________
Title: __________________________

EXHIBIT A